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                                                                      EXHIBIT 14

                          ALLIED WASTE INDUSTRIES, INC.

                                 CODE OF ETHICS
                                     FOR THE
                     EXECUTIVE AND SENIOR FINANCIAL OFFICERS

The Executive and Senior Financial Officers of Allied Waste Industries, Inc. (the "Company") shall adhere to the following principles:

1. Compliance with Laws

      - Comply with applicable laws, rules and regulations of federal, state and local governments, and other private and public regulatory agencies, including insider trading laws.

2. Conflicts of Interest

      - Avoid any situation in which personal interests conflict with those of the Company.

      - Disclose to the Company's Board of Directors any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

      - Disclose to the Board any family members working within the Solid Waste Industry.

      -     Do not attempt to receive personal benefits from the Company.

3. Advance Approvals

      -     Seek advance approval of the Board before:

      (i) entering into any business interest or employment that appears to be in conflict with the Company's interest,

      (ii)  serving as a director or trustee for any legal entity, or

      (iii) seeking public office.

4. Competition and Corporate Opportunities

      - Do not compete with the Company or use Company property, information or position for personal gain.

      - Do not take personally opportunities that are discovered through the use of Company property, information or position.

5. Full and Fair Disclosure

      - Ensure that the Company makes full, fair, accurate, timely and understandable disclosures in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Company.

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6. Fair Dealings

      - Deal fairly with the Company's customers, suppliers, competitors and employees.

      - Do not take advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

7. Confidentiality

      -     Maintain the confidentiality of non-public proprietary information.

      -     Do not use confidential information for personal gain.

8. Protections and Proper Use of Corporate Assets

      - Achieve responsible use of and control over all assets and resources employed or entrusted.

      -     All Company assets should be used for legitimate business purposes.

9. Maintain High Ethical Standards

      - Proactively promote honest and ethical behavior as a responsible partner among peers, in the work environment and the community.

      - Achieve business success by maintaining the highest standards of ethics and responsibility.

10. Accountability and Compliance

      -     Be accountable for adherence to this Code of Ethics.

      -     Promptly report violations of this Code of Ethics.

      - Work to ensure appropriate compliance with this Code of Ethics and prompt and consistent action against violations.

The persons bound by this Code of Ethics are the Company's Chairman and Chief Executive Officer; President and Chief Operating Officer; Executive Vice President and Chief Financial Officer; Executive Vice President and General Counsel; Executive Vice President and Chief Personnel Officer; Senior Vice President and Chief Accounting Officer/Controller; and Senior Vice President/Treasurer. These persons are also bound by other applicable policies, procedures and guidelines applicable to employees generally.

Any waiver of this Code of Ethics may be made only by the Board and will be promptly disclosed to shareholders and others, as required by applicable law and the New York Stock Exchange listing standards. All requests for waivers or review by the Board should be made to the Company's Vice President, Legal or other member of the Corporate Legal Department.

Any questions related to this Code of Ethics, or to report violations of the Code of Ethics, should be directed to the Company's Executive Vice President and General Counsel or other member of the Corporate Legal Department. The Company will not retaliate against individuals who in good faith report potential violations of this Code of Ethics.
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                          ALLIED WASTE INDUSTRIES, INC.

                                 CODE OF ETHICS
                                     FOR THE
                     EXECUTIVE AND SENIOR FINANCIAL OFFICERS

                              ACKNOWLEDGEMENT FORM

I have received and read the Code of Ethics for the Executive and Senior Financial Officers of Allied Waste Industries, Inc. (the "Company"), and I understand its contents. I agree to comply fully with the standard contained in the Code of Ethics and the Company's related policies, procedures and guidelines. I understand that I have an obligation to report to the Company's Executive Vice President and General Counsel, or other member of the Corporate Legal Department, any suspected violations of the Code of Ethics that I am aware of. I acknowledge that the Code of Ethics is a statement of policies for business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment.

                                  ___________________________________
                                            Printed Name

                                  ___________________________________
                                            Signature

                                  ___________________________________
                                            Date